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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                             (Amendment No. 2)


                              PHARMANETICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
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                         (Title of Class of Securities)

                                   71713J107
                        ------------------------------
                                 (CUSIP Number)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Acts but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  71713J107                13G                            Page 2 of 5
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      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS(ENTITIES ONLY)


      Joseph H. Sherrill Jr.
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.
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                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          548,405
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             34,660
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          548,405
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          34,660
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      583,065
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      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      7.46%
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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
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CUSIP NO. 71713J107                 13G                              Page 3 of 5
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Item 1(a).  Name of Issuer:

            PHARMANETICS, INC.

      (b).  Address of Issuer's Principal Executive Offices:

            5301 Departure Drive
            Raleigh, NC 27616

Item 2(a).  Name of Person Filing:

            Joseph H. Sherrill, Jr.

      (b).  Address of Principal Business Office or, if none, Residence:

            1510 Stickney Point Road
             Sarasota, FL 34231

      (c).  Citizenship:

            U.S.

      (d).  Title of Class of Securities:

            Common Stock

      (e)   CUSIP Number

            7173J107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the filing person is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act;
     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;
     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;
     (d) [_] Investment company registered under Section 8 of the Investment Company Act;
     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

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CUSIP NO.  71713J107                13G                            Page 4 of 5
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     (i) [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j) [_]  Group, in accordance with Rule 13d-1(b), check this box. [X]

Item 4.   Ownership:

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

           583,065

     (b)  Percent of Class:

           7.46%

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:

                 548,405

          (ii)  shared power to vote or to direct the vote:

                 34,660

          (iii) sole power to dispose or to direct the disposition of:

                 548,405

          (iv)  shared power to dispose or to direct the disposition of:

                 34,660

Item 5.  Ownership of Five Percent or Less of a Class:

                 Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                 Not Applicable

Item 8.  Identification and Classification of Members of the Group:

                 Not Applicable

Item 9.  Notice of Dissolution of a Group:

                 Not Applicable

Item 10. Certification:
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO.  71713J107                13G                            Page 5 of 5
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 31, 2001

                                              /s/ Joseph H. Sherrill Jr.
                                              ----------------------------
                                              Joseph H. Sherrill Jr.